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                                                                EXHIBIT 99.1



                                  [NPC LOGO]
                                  Consultants in Transaction Technology

FOR MORE INFORMATION CONTACT:

                             Thomas A. Richlovsky
                             Senior Vice President
                             (216) 575-2126

PRESS RELEASE

                             FOR IMMEDIATE RELEASE

        NATIONAL PROCESSING, INC. SHAREHOLDERS ELECT FOUR DIRECTORS,
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                         APPROVE INDEPENDENT AUDITORS
                         ----------------------------

        CLEVELAND-- May 13, 1997--National Processing, Inc. (NYSE:NAP) shareholders at their annual meeting today in Cleveland, elected four directors to two-year terms and approved the selection of Ernst & Young LLP as the company's independent auditors.

        Subsequent to the annual meeting, National Processing's board of directors elected Robert G. Siefers, a director since 1996, as its chairman. Mr. Siefers is executive vice president and chief financial officer of National City Corporation, a Cleveland, Ohio-based financial services company that is National Processing's majority shareholder.

        At the annual meeting of shareholders, National Processing president and chief executive officer, Robert Showalter, discussed plans to reduce costs while protecting and building the company's revenue base.

        "We have already identified ten million dollars' worth of annualized savings from initiatives to reduce overhead costs," he said. "Just over a week ago we announced the signing of a five-year contract renewal with one of our largest customers, Target Stores. Significantly, the new contract includes additional business we did not have before," Mr. Showalter added.

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                     One Oxmoor Place
                     101 Bullitt Lane, Suite 450       Telephone 502 326.7000
                     Louisville, KY  40222              Facsimile 502 326.7100
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NATIONAL PROCESSING PROFILE

        National Processing is a provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services, which include processing of card and check transactions for merchants, outsourcing of administrative financial functions, and ticket processing and settlement for providers of travel-related services. National Processing is 85% owned by National City Corporation (NYSE:NCC), a $50 billion banking and financial services company based in Cleveland, Ohio.



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